Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED
PUBLIC ACCOUNTING FIRM

      We have issued our reports dated March 9, 2005 accompanying the consolidated financial statements and Schedule II, and management’s assessment of internal control over financial reporting of Famous Dave’s of America, Inc. and Subsidiaries. Both reports are included in the Annual Report on Form 10-K for the year ended January 2, 2005, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
May 17, 2005